Exhibit 99.1

National Dentex Corporation Announces Management Succession Plan

NATICK, Mass.--(BUSINESS WIRE)--December 16, 2009--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in North America, today announced that its Board of Directors has approved a succession and transition plan that will ensure continued leadership at the Company. Effective January 1, 2010, Mr. David Harkins, 68, Chairman since the Company’s founding in 1982, will become the Board’s Lead Independent Director. Mr. David Brown, 68, who has been President since 1998 and Chief Executive Officer since 2000 will continue as Chief Executive Officer and assume the role of Chairman of the Board. Mr. John (Josh) Green, 56, Executive Vice President, Laboratory Operations, will become President and Chief Operating Officer.

Mr. Harkins, Chairman of the Board, said: “The Board and Mr. Brown have been working together on a management succession plan. With Mr. Brown’s guidance, as well as his continued participation as Chairman and CEO, we have provided for a smooth and successful transition process as we plan for the challenges and opportunities of the future. We are pleased to have an individual of Mr. Green’s experience, vision and dedication as our next President and Chief Operating Officer.”

Mr. Brown said: “I am pleased to turn the President’s position over to someone of Josh Green’s caliber. Having worked closely with him over the last four years, I have experienced his strong leadership skills and extensive industry expertise. As Josh assumes his new role, I will focus more on overall corporate strategy, acquisitions and partnering opportunities.”

Mr. Green commented: “It is a privilege to be offered this position. I am grateful to the Board for the confidence it has placed in me. I look forward to working together with Dave and our management team to help to continue to shape the future of National Dentex in this pivotal time for the dental laboratory industry.”

Mr. Brown joined the Company in 1984 as Vice President – Finance and Chief Financial Officer. He was appointed Treasurer in 1991, and Director and President in 1998. He has been the Chief Executive Officer since 2000.

Mr. Green was appointed Executive Vice President, Laboratory Operations in January 2007. Since that time, Mr. Green has had full responsibility for all operations of the Company’s forty-five dental laboratories. Prior to this appointment he served as a consultant to the Company following National Dentex’s acquisition of Green Dental Laboratory in March 2005. Josh Green started Green Dental in 1980 in Heber Springs, Arkansas and grew it over the years to the point where it generated in excess of $16 million in revenues at the time of its acquisition by National Dentex. With 30 years of industry experience, Mr. Green has earned a reputation as an innovative laboratory operator through Green Dental’s product offerings and the clinically relevant professional training that it has offered to its clients.

About National Dentex

National Dentex Corporation serves an active customer base of over 24,000 dentists through 45 dental laboratories located in 30 states and one Canadian province. National Dentex’s dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to statements regarding our management succession plan, strategic initiatives and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The forward-looking statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed, including the current economic slowdown and credit market disruptions; National Dentex’s ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex’s ability to attract, retain and motivate qualified personnel; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; National Dentex’s ability to access the credit markets on commercially reasonable terms; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex’s filings with the Securities and Exchange Commission, particularly under Item 1A, “Risk Factors” of National Dentex’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. National Dentex assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

CONTACT:
National Dentex Corporation
Richard F. Becker, 508-907-7800
Executive Vice President & Treasurer